Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Senior Director of Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Best Buy Increases Third-Quarter

Net Earnings to $138 Million
Company Expects Earnings to Grow

Approximately 20% for the Fiscal Year

Third-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
		Nov. 27, 2004	Nov. 27, 2004
	Nov. 26, 2005	(As Reported)[1]	(As Adjusted)[2]
Revenue	$7,335	$6,647	$6,647
Comparable store sales % gain[3]	3.3%	3.2%	3.2%
Gross profit as % of revenue	24.4%	23.2%	23.2%
SG&A as % of revenue	21.8%	19.7%	20.3%
Operating income as % of revenue	2.6%	3.5%	2.9%
Diluted EPS	$0.28	$0.30	$0.25

1 Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

2 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

3 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Dec. 13, 2005 – Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $138 million, or $0.28 per diluted share, for its fiscal third quarter ended on Nov. 26, 2005. Net earnings increased 11 percent from $125 million, or $0.25 per diluted share, for the fiscal third quarter of the prior year, assuming Best Buy expensed stock-based compensation last year, as it does in the current fiscal year.

Third-Quarter Highlights Include Gross Profit Rate Improvement

•                  Total revenue increased 10 percent to $7.3 billion, driven by new store openings and a comparable store sales gain of 3.3 percent.

•                  Gross profit dollars increased 16 percent to $1.8 billion, fueled by revenue growth and a 120-basis-point improvement in the gross profit rate. The improvement included a 30-basis-point benefit (or $0.04 per diluted share) related to the initial recognition of gift card breakage (gift cards sold but not expected to be redeemed). The gift card breakage was recognized in revenue.

•                  The operating income rate declined modestly as gains in the gross profit rate were more than offset by a selling general & administrative (SG&A) rate increase. The increased SG&A rate was primarily a result of higher store operating costs, including payroll and spending to support the expansion of the company’s services business.

•                  Earnings per diluted share grew 12 percent to $0.28, compared with $0.25 in the prior year’s third quarter, adjusted for stock-based compensation expense.

•                  The company repurchased $172 million of common stock during the quarter. Fiscal-year-to-date purchases totaled nearly $434 million.

•                  Best Buy opened or converted 154 segmented stores; the company now operates a total of 284 segmented stores in the United States.

•                  Best Buy added approximately 2,500 Geek Squad agents during the quarter, bringing the total number of U.S. agents to more than 11,900, approaching the company’s target for the year of 12,000.

•                  Revenue from the international segment grew 19 percent, fueled by the opening of 16 new stores in Canada.  New store growth also contributed to pressure on the company’s SG&A rate.

“We entered this quarter with very ambitious plans for organic growth and transformation activities,” said Brad Anderson, vice chairman and CEO of Best Buy.  “We invested aggressively in a portfolio of initiatives. Specifically, we converted a record number of segmented stores, launched Best Buy Canada into Quebec and expanded our services business. Clearly, we over invested in certain transformation activities. As a result, our SG&A spending was unacceptably high. We are evaluating our spending to increase the yield and will edit activities that aren’t delivering results.”

Revenue Results Reflect Strength in Flat-Panel TVs

Comparable Store Sales % Change By Segment

	Three Months Ended		Nine Months Ended
Segment	Nov. 26, 2005	Nov. 27, 2004	Nov. 26, 2005	Nov. 27, 2004
U.S. Best Buy	3.7%	3.0%	4.0%	5.2%
Magnolia Audio Video	18.9%	7.2%	8.8%	5.9%
Domestic Segment	3.8%	3.0%	4.0%	5.2%
International Segment	(0.5)%	5.0%	0.9%	5.0%
Total	3.3%	3.2%	3.7%	5.1%

U.S. Best Buy stores reported third-quarter revenue of $6.4 billion, an increase of 9 percent, supported by the opening of new stores and a comparable store sales gain of 3.7 percent. An increase in the average transaction size was driven by a continued shift to higher-ticket items, including flat-panel TVs, appliances and notebook computers.

Said Brian Dunn, president of retail - North America, “Our retail team continued to deepen the relationships with customers. They delivered a rewarding store experience that differentiates us from the competition. In particular, we were encouraged by the enthusiastic customer response to the Magnolia Home Theater store-within-a-store experience, which takes advantage of the rapid growth in flat-panel televisions through a broader, high-end assortment.”

Magnolia Audio Video stores, a retailer of high-end consumer electronics, had revenue of $46 million for the third quarter (excluding the results of Magnolia Home Theater stores, which are reported as part of U.S. Best Buy).  Magnolia Audio Video reported a comparable store sales gain of 18.9 percent due to strength in sales of audio and video products, as well as custom installation services.

“Customer demand for the high-quality home theater experience is accelerating as evidenced by our Magnolia comparable store sales gains,” said Dunn.  “Our commitment to providing unparalleled service and tailoring solutions to customer needs is helping to drive our growth.”

Best Buy’s international segment — comprised of Future Shop and Best Buy operations in Canada — generated third-quarter revenue of $869 million, an increase of 19 percent, reflecting new store openings, favorable foreign currency exchange rates and a comparable store sales decline of 0.5 percent.

Dunn added, “While disappointed with our international segment’s financial performance in the quarter, our Canadian team completed several major initiatives focused on the long-term success of our business in Canada.  The highlight for the quarter was the launch of the Best Buy brand into the Quebec marketplace.”

Electronics Increase In Revenue Mix

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	Nov. 26, 2005	Nov. 27, 2004	Nov. 26, 2005	Nov. 27, 2004
Consumer Electronics	44%	39%	14.0%	5.8%
Home Office	33%	34%	(0.2)%	1.5%
Entertainment Software	17%	21%	(12.2)%	0.7%
Appliances	6%	6%	7.3%	8.4%
Total	100%	100%	3.3%	3.2%

Note: All periods presented reflect the reclassification of MP3 players into the consumer electronics product group from the home office product group.

In the third quarter, Best Buy saw significant comparable store sales gains in flat-panel televisions, MP3 players and accessories, and notebook computers. These gains more than offset comparable store sales declines from tube and projection televisions, video gaming and movies.

As shown above, Best Buy’s revenue mix for the third quarter of fiscal 2006 reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 44 percent of third-quarter revenue, posted a 14.0-percent comparable store sales gain and again led the company’s results. Within this product group, flat-panel TVs experienced a triple-digit comparable store sales gain as unit-volume growth and increased screen size more than offset the impact of average selling price declines. Total television comparable store sales grew in the high-teens as flat-panel TV growth was partially offset by declines in tube TVs and projection TVs. MP3 products generated triple-digit comparable store sales gains as customers responded to an increased assortment of players and accessories.

The appliances product group, which represented 6 percent of third-quarter revenue, reported a comparable store sales gain of 7.3 percent for the third quarter. This product group continued to benefit from an expanded product assortment, increased labor on the selling floor and increased sales of higher-ticket items such as custom orders.

Home office products, representing 33 percent of the quarter’s revenue, had a comparable store sales decrease of 0.2 percent for the third quarter.  A low-double-digit comparable store sales increase for notebook computers was more than offset by comparable store sales declines from desktop computers, printers and phones. The product group’s results also benefited from comparable store sales gains in Geek Squad services and cellular phones.

The entertainment software product group, which comprised 17 percent of third-quarter revenue, declined 12.2 percent on a comparable store sales basis. Strong customer response to the launch of the Xbox 360 console at the end of the quarter was more than offset by softness in sales of older platforms leading up to the new product launch, resulting in a comparable store sales decline for gaming in the low-double digits.  Continued softness in the performance of new movie and music releases also led to a low-double-digit comparable store sales decline for both of these product categories.

During the quarter, the company opened 39 U.S. Best Buy stores, including seven 45,000-square-foot stores, 27 30,000-square-foot stores and five 20,000-square-foot stores. Best Buy also opened three Geek Squad stores during the quarter. In addition, the company’s Canadian operations opened three Future Shop stores, nine Best Buy stores and four Geek Squad stores. At the end of the third quarter, the company operated 733 Best Buy stores, 20 Magnolia Audio Video stores and 13 Geek Squad stores in the United States; it also operated 119 Future Shop stores, 43 Best Buy stores and four Geek Squad stores in Canada. For the trailing 12 months, the company opened 107 new stores and closed two stores.

Gross Profit Rate Improvement Drives Earnings Growth

The gross profit rate for the third quarter was 24.4 percent of revenue, up from 23.2 percent of revenue for the prior-year third quarter. The continued growth of the Geek Squad, as well as a more favorable sales mix and continued contributions from the company’s private label products and strategic pricing initiatives, contributed to margin gains.  During the third quarter, Best Buy reached the anniversary of last year’s implementation of these initiatives.  From a promotional perspective, the company viewed the environment on the whole as modestly more promotional than last year. The gross profit rate for the quarter also included the benefits from $29 million in pre-tax income (or $0.04 per diluted share) related to the initial recognition of gift card breakage.

Best Buy’s SG&A expense rate was 21.8 percent of revenue for the third quarter, compared with 20.3 percent of revenue for the prior year’s third quarter, including stock-based compensation expense in both periods. The SG&A rate increase was driven by higher store operating costs, including the impact of more stores operating under the customer-centric labor model and costs associated with expanding the company’s services business. Significant new store expansion in Canada in a relatively soft current economic environment also added to SG&A pressure. Additionally, the SG&A rate included hurricane relief-effort expenses.  These included charitable contributions, as well as salary continuation and assistance for displaced employees.  This totaled approximately $13 million pre-tax (or $0.02 per diluted share) for the quarter, as previously disclosed.

For the third quarter, the company reported net interest income of $14 million, an increase of $8 million compared with the same period last year. The gain was driven primarily by higher cash balances, increased short-term investments and higher interest rates.

Best Buy’s effective income tax rate decreased to 32.2 percent for the quarter, compared with 38.1 percent for the prior-year period. The decline was primarily due to increased income tax benefits associated with foreign operations, higher levels of tax-exempt interest and the resolution of certain state income tax matters. The company currently is trending toward an effective income tax rate of approximately 33 percent to 34 percent for the fiscal year.

Customer-Centricity Transformation Continues

The comparable store sales gain of segmented stores open for at least one full quarter was 5.4 percent, led by the initial group of 67 converted stores. As of Nov. 26, 2005, the company had 284 segmented stores of which 154 were converted or opened in the third quarter.

Said Dunn, “Our segmented stores’ revenue continued to lead the pack, and we are particularly excited about the results at stores that offer the Magnolia Home Theater store-within-a-store.  The highest results came from the earliest converted stores, as they have more experience with the model.”

Dunn continued, “I’m very pleased with the amount of innovation and learning by employees this quarter. Our opportunity now lies in harvesting the ideas that our employees are generating to enhance customer loyalty and further differentiate us from the competition. At the same time, we must aggressively work to refine our operating model in order to align our cost structure with the revenue. For example, we see opportunity to improve operating results through a better balance of labor in the stores.”

Best Buy Reiterates Guidance for 20 Percent Annual Earnings Growth

The company reported that it continues to expect earnings from continuing operations for the fiscal year ending Feb. 25, 2006, to be in the range of $2.05 to $2.15 per diluted share. The company expects an increase in earnings for fiscal 2006 of approximately 20 percent.  In fiscal 2005, the company reported earnings per diluted share of $1.75, adjusted for stock-based compensation expense and other accounting adjustments. The company also reiterated its projection of revenue for fiscal 2006 of approximately $30 billion and a comparable store sales gain of approximately 4 percent for the fiscal year.

For the fiscal 2006 fourth quarter, Best Buy expects earnings from continuing operations of $1.06 to $1.16 per diluted share, compared with earnings from continuing operations of $1.04 per diluted share in the prior year’s fourth quarter, adjusted for stock-based compensation expense and accounting adjustments. The fiscal 2006 fourth-quarter guidance included a comparable store sales gain of 3 to 5 percent reflecting a favorable calendar shift and the gaining importance of the post-holiday selling season. Best Buy projects a more modest gross profit rate increase for the fourth quarter of fiscal 2006, compared with the year-to-date improvement, as it reaches the anniversary of initiatives implemented in the prior year. The company also anticipates that its fiscal 2006 fourth-quarter SG&A rate will again increase slightly faster than the gross profit growth rate, resulting in a slight decline in the operating income rate for the fourth quarter.

Darren Jackson, executive vice president - finance and CFO, said, “Year to date, we have grown our revenue by 11 percent and our gross profit rate by 130 basis points. However, we are dissatisfied with our SG&A rate; we are working to balance our spending relative to the incremental revenue and gross profit that we are generating. We are taking actions to slow the rate of expense growth and resume our operating income expansion as we roll into fiscal 2007. We plan to focus our efforts on opportunities to grow with our existing customers and build Best Buy’s capabilities in services and small businesses.”

Year to date, the company reported revenue of $20.2 billion, an increase of 11 percent, fueled by the opening of new stores and a 3.7 percent comparable store sales gain.  Fiscal 2006 net earnings were $496 million for the first nine months, up 44 percent from $344 million in the prior year on a comparable basis.

Company Repurchases $172 Million in Common Stock

During the third quarter, Best Buy repurchased nearly 4 million shares of its common stock at an average price of $43.14 per share, for a total of approximately $172 million. At the end of the fiscal 2006 third quarter, the company had $1.1 billion remaining under the $1.5 billion authorization for share repurchases authorized in April 2005. Fiscal year-to-date, the company has repurchased approximately $434 million in common stock, up from $174 million for the same period last year.

On Oct. 25, 2005, the company paid a dividend of 8 cents per share, or $39 million in the aggregate, which was a 9-percent dividend rate increase compared with the dividend rate paid in the prior year’s third quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Standard Time on Dec. 13, 2005. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

The company has provided non-GAAP measures in this press release.  The company has provided a reconciliation of these non-GAAP figures on the company’s web site www.BestBuy.com.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 930 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

Domestic Third-Quarter Performance Summary1

(U.S. dollars in millions)

	Quarter Ended
		Nov. 27, 2004	Nov. 27, 2004
	Nov. 26, 2005	(As Reported)[2]	(As Adjusted)[3]
Revenue	$6,466	$5,918	$5,918
Comparable store sales % gain[4]	3.8%	3.0%	3.0%
Gross profit as % of revenue	24.8%	23.4%	23.4%
SG&A as % of revenue	21.7%	19.5%	20.1%
Operating income	$198	$228	$191
Operating income as % of revenue	3.1%	3.9%	3.2%

1 The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Third-Quarter Performance Summary1

(U.S. dollars in millions)

	Quarter Ended
		Nov. 27, 2004	Nov. 27, 2004
	Nov. 26, 2005	(As Reported)[2]	(As Adjusted)[3]
Revenue	$869	$729	$729
Comparable store sales % change[4]	(0.5)%	5.0%	5.0%
Gross profit as % of revenue	21.6%	21.9%	21.9%
SG&A as % of revenue	22.6%	21.3%	21.4%
Operating (loss) income	$(9)	$5	$4
Operating (loss) income as % of revenue	(1.0)%	0.7%	0.5%

1 The international segment is comprised of Future Shop and Best Buy operations in Canada.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates.

	Revenue Mix Summary		Comparable Store Sales
	Nine Months Ended		Nine Months Ended
Product Group	Nov. 26, 2005	Nov. 27, 2004	Nov. 26, 2005	Nov. 27, 2004
Consumer Electronics	42%	39%	11.1%	8.1%
Home Office	34%	35%	0.7%	3.1%
Entertainment Software	18%	20%	(6.7)%	4.3%
Appliances	6%	6%	7.8%	4.7%
Total	100%	100%	3.7%	5.1%

Note: All periods presented reflect the reclassification of MP3 players into the consumer electronics product group from the home office product group.

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
		Nov. 27, 2004	Nov. 27, 2004
	Nov. 26, 2005	(As Reported)	(As Adjusted)[1]
Revenue	$7,335	$6,647	$6,647
Cost of goods sold	5,547	5,104	5,104
Gross profit	1,788	1,543	1,543
Gross profit %	24.4%	23.2%	23.2%
Selling, general and administrative expenses	1,599	1,310	1,348
SG&A %	21.8%	19.7%	20.3%
Operating income	189	233	195
Net interest income	14	6	6
Earnings before income tax expense	203	239	201
Income tax expense	65	91	76
Effective tax rate	32.2%	38.1%	38.1%
Net earnings	$138	$148	$125

Basic earnings per share	$0.28	$0.30	$0.25

Diluted earnings per share	$0.28	$0.30	$0.25

Dividends declared per common share	$0.08	$0.07	$0.07

Basic weighted average common shares outstanding (in millions)	491.1	488.9	488.9

Diluted weighted average common shares outstanding (in millions)	507.2	497.8	500.9

1 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Nine Months Ended
		Nov. 27, 2004	Nov. 27, 2004
	Nov. 26, 2005	(As Reported)	(As Adjusted)[1]
Revenue	$20,155	$18,206	$18,206
Cost of goods sold	15,098	13,882	13,882
Gross profit	5,057	4,324	4,324
Gross profit %	25.1%	23.8%	23.8%
Selling, general and administrative expenses	4,368	3,665	3,776
SG&A %	21.7%	20.1%	20.7%
Operating income	689	659	548
Net interest income	45	7	7
Earnings before income tax expense	734	666	555
Income tax expense	238	254	211
Effective tax rate	32.5%	38.1%	38.1%
Net earnings	$496	$412	$344

Basic earnings per share	$1.01	$0.85	$0.70

Diluted earnings per share	$0.99	$0.83	$0.70

Dividends declared per common share	$0.23	$0.21	$0.21

Basic weighted average common shares outstanding (in millions)	491.2	487.7	487.7

Diluted weighted average common shares outstanding (in millions)	507.4	496.7	498.3

1 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

	Nov. 26,	Nov. 27,
	2005	2004
ASSETS
Current assets
Cash & cash equivalents	$812	$495
Short-term investments	2,285	2,018
Receivables	883	742
Merchandise inventories	5,314	4,826
Other current assets	400	251
Total current assets	9,694	8,332
Net property & equipment	2,637	2,319
Goodwill	546	540
Other intangible assets	46	42
Long-term investments	114	141
Other assets	205	248
TOTAL ASSETS	$13,242	$11,622

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,325	$5,008
Accrued liabilities	2,113	1,876
Current portion of long-term debt	17	8
Total current liabilities	7,455	6,892
Long-term liabilities	377	292
Long-term debt	554	478
Shareholders’ equity	4,856	3,960
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$13,242	$11,622

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.